Exhibit 99

Best Buy Statement on Renew Blue Transformation Efforts

MINNEAPOLIS, February 26, 2013 - Best Buy Co., Inc. (NYSE: BBY) today confirmed that it has, as part of its Renew Blue transformation efforts, eliminated approximately $150 million in SG&A costs, including an approximate 400 person reduction in employee headcount at its headquarters. The majority of these savings come from non-salary expenses. This initial reduction has been achieved by enhancing the focus on the company's core business, removing management layers and eliminating operational inefficiencies.

Best Buy President and CEO Hubert Joly outlined the company's transformation efforts, dubbed “Renew Blue” because of the blue shirts worn by sales associates, at an investor and analyst meeting in November 2012. In that presentation, he announced that Best Buy would remove $725 million in costs. This $150 million reduction, executed today, represents the first phase of this initiative, with additional reductions to come during the year.

Best Buy will report its Q4 FY13 earnings later this week and will provide greater detail on its cost reduction efforts then.

Today's announcement does not include any store closures and “Blue Shirt” sales associates are not affected. Best Buy remains focused on delivering its customer promise to provide: a low price guarantee, the latest and greatest devices and services in one place, impartial and knowledgeable advice, the ability for customers to shop when and where they want and have support for the life of the product.

Media Contacts:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

Jeff Shelman, Senior Manager, Public Relations
(612) 291-4129 or jeffrey.shelman@bestbuy.com

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com